Exhibit (d)(7)

CERTIFICATE OF AMENDMENT TO CERTIFICATE OF INCORPORATION

FIRST AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF DESIGNATIONS

PREFERENCES AND RIGHTS
of
SERIES D CONVERTIBLE PREFERRED STOCK
of
GLOBAL DIVERSIFIED INDUSTRIES, INC.

GLOBAL DIVERSIFIED INDUSTRIES, INC., a corporation organized and existing under the laws of the State of Nevada (“Corporation”) does hereby certify as follows:

1.           The Amended and Restated Certificate Of Designations, Preferences and Rights of Series D Convertible Preferred Stock of the Corporation (the “Amended and Restated Series D Designations”) were filed with the Nevada Secretary of State on March 29, 2010, and its document number with the State of Nevada is 2010198967-83.

2.           The Series D Designations are hereby amended to increase the number of shares of Series D Convertible Preferred Stock authorized for issuance from 5,976,511 to 8,456,511.

3.           The terms and conditions of the Series D Designations that have not been modified by this amendment shall remain in full force and effect.

IN WITNESS WHEREOF, this First Amendment to the Certificate of Designations, Preferences and Rights of Series D Convertible Preferred Stock has been executed by a duly authorized officer of the Corporation on this 15th day of April, 2010.

GLOBAL DIVERSIFIED INDUSTRIES, INC.

By: /s/ Phillip Hamilton
Name: Phillip Hamilton
Title:    CEO